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EXHIBIT 10.17.1

AMENDMENT No. 1

TO REAL-TIME INSTRUMENT PATENT LICENSE AGREEMENT

This Amendment (this “Amendment”), amending that certain Real-Time Instrument Patent License Agreement effective as of April 1, 2005 (the “Agreement”) entered into between Applera Corporation through its Applied Biosystems Group, 850 Lincoln Centre Drive, Foster City, CA 94404 (“ABI”) on the one hand and Bio-Rad Laboratories, Inc., 1000 Alfred Nobel Drive, Hercules, CA 94547 (“BRL”) and BRL’s wholly owned subsidiary MJ Research, Inc., 590 Lincoln Street, Waltham, MA 02451 (“MJR”) on the other hand , is entered into by and between ABI on the one hand and BRL and MJR on the other hand on May 4, 2007 (the “Amendment Date”).  Each of BRL, MJR and ABI is individually referred to as a “Party” and, collectively, as “Parties.”

RECITALS

WHEREAS, as part of a settlement of that certain litigation in which ABI sued BRL and MJR in Civil File No. 3:04-CV-01881-RNC in the United States District Court for the District of Connecticut, ABI on the one hand, and BRL and MJR on the other hand, entered into the Agreement on February 9, 2006, as well as the Real-Time Settlement Agreement and the Consent Judgment of the same date;

WHEREAS, ABI, before the Regional Court Düsseldorf, sued BRL (docket no. 4a O 44/03, currently on appeal before the Higher Regional Court Düsseldorf as case no. I-2 U 55/04) and MJR (docket no. 4a O 235/03, currently on appeal before the Higher Regional Court Düsseldorf as case no. I-2 U 57/04) for infringement of European Patent No. 872562 (“European Patent”);

WHEREAS, BRL and MJR filed an opposition to the European Patent; and

WHEREAS, the Parties wish to settle the aforementioned German Proceedings and Related Appeals and their disputes relating to the validity and enforceability of the European Patent, in part by amending the Agreement, pursuant to the terms and conditions of this Amendment.

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Legend:

[**]  This material has been omitted pursuant to a request for confidential treatment.  The material has been filed separately with the Commission.

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NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENT OF THE AGREEMENT

I(A)

Section 1.11 of the Agreement is amended to read in its entirety as follows:

1.11

“Real-Time Apparatus Patent Rights” shall mean (a) Applera's United States Patent No. 6,814,934 B1; (b) other patents and applications owned by Applera that claim priority to United States patent application Serial No.  07/695,201; (c) any Canadian counterparts of any of the foregoing (the patents and patent applications in part (a) through (c) above of this Section 1.11 (collectively, “Category I Real-Time Rights”); and (d) the European Patent.  Without limiting the foregoing, the term “Real-Time Apparatus Patent Rights” shall include any Valid Claims of other patents or patent applications (including, without limitation, the Optics Improvements Patents) owned by Applera as of the Amendment Date (or controlled by Applera, as of the Signing Date, with the right to grant sublicenses) that (but for the license herein) are infringed by Licensee’s manufacture and selling within the scope of the license granted in Section 2.1 of Existing Products.  Notwithstanding anything herein to the contrary, the term “Real-Time Apparatus Patent Rights” expressly excludes: (i) any patents and patent applications that cover real-time chemistry, reagents, reagent-containing kits, reagent-containing systems, and methods employing particular real-time chemistry, reagents, reagent-containing kits, reagent-containing systems, that instrument users, including Licensee, may wish or need for the performance of amplification and detection methods, including without limitation real-time detection methods, utilizing Licensed Real-Time Thermal Cyclers; and (ii) any patents and patent applications licensed under the Amended and Restated Thermal Cycler Supplier Agreement.  The Real-Time Apparatus Patent Rights other than the Category I Real-Time Rights are referred to collectively as the “Added Real-Time Rights”.

I(B)

Section 1.14 of the Agreement is amended to read in its entirety as follows:

1.14

“Territory” shall mean

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I(C)

The Agreement is hereby amended to add the following Sections 1.17 and 1.18:

1.17

“Amendment Date” shall mean April 27, 2007, the effective date of that certain Amendment No.1 to this Agreement.

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1.18

“Settlement Agreement” shall mean that certain “Real-Time Settlement Agreement” entered into by the Parties of even date herewith, as amended by that certain “Amendment No.1 to Real-Time Settlement Agreement” entered into by the Parties as of the Amendment Date.

I(D)

Sections 3.1 (c)-(f) of the Agreement are amended such that all royalty-bearing activities discussed therein which were

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I(E)

The Agreement is hereby amended to add the following Sections 3.11, 3.12, and 4.3:

“3.11

For licenses and rights granted under Article 2 to the European Patent, Licensee shall pay to ABI:

(a)

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AB Fiscal
Quarter/Year	Date Due	Payment Due

Q407	5 business days after Amendment Date	$ [**]

Q108	August 14, 2007	$ [**]

Q208	November 14, 2007	$ [**]

Q308	February 14, 2008	$ [**]

Q408	May 15, 2008	$ [**]

Total		$ [**]

(b)

any and all amounts owing under this Agreement

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3.12

Licensee hereby represents and warrants to ABI that as of the Amendment Date, Licensee is in full compliance with its royalty obligations under this License Agreement

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4.3

Subject to Licensee’s compliance with its representations, warranties and covenants (including, without limitation, fulfillment of payment obligations) in this Agreement and in the Settlement Agreement, all instruments that infringe the European Patent (whether or not they also infringe any of the other Added Real-Time Rights) that would have qualified (had they been sold after the Amendment Date) as Licensed Real-Time Thermal Cyclers, including all modules and components thereof, that were manufactured, delivered, invoiced or otherwise transferred by Licensee solely under its own name and trademarks to end user customers (directly or through distributors) prior to the Amendment Date shall be considered Licensed Real-Time Thermal Cyclers; and all earlier use of such instruments by customers, direct or indirect, of Licensee shall be deemed to have been use of Licensed Real-Time Thermal Cyclers subject to Article 2 and Article 4 herein.

I(F)

Section 6.2 of the Agreement is amended to add the following sentence to the end of such Section 6.2:

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I(G)

Section 6.9 is amended to read in its entirety as follows:

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I(H)

The first two sentences of Section 11.1 are deleted and replaced in their entirety with the following:

“11.1

If after execution of this Agreement, ABI grants a license to any Third Party, other than Roche or a collaboration partner (including, without limitation, any party to an agreement with ABI entailing collaborative research, development or manufacturing) of substantially the same scope and encompassing the same fields as the license granted to Licensee herein but under royalty rates, expressed as a percentage of the Net Sales Price of such other licensee’s royalty-bearing products,

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[**]

for the royalty rates contained herein; provided that at ABI’s election Licensee accepts all other terms and conditions (whether more or less favorable to Licensee) or at ABI’s election all other terms and conditions excluding additional licenses granted in other fields of such agreement with such Third Party (such new agreement with Licensee on the same terms and conditions, mutatis mutandum, as apply to such Third Party, referred to hereafter as the “Substituted Agreement”).

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ARTICLE II

GENERAL PROVISIONS

II(A)

Except as amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.  This Amendment, together with the Agreement as amended herein and that certain Real-Time Settlement Agreement by and between the Parties made effective as of April 1 ,2005 as amended by Amendment No. 1 to Real-Time Settlement Agreement of even date herewith and such Amendment No. 1 to Real-Time Settlement Agreement (including the Consent Judgment as defined therein), constitutes the sole agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings.  The terms and conditions of this Amendment shall control and take precedence in the event of any conflict between the terms and conditions of this Amendment and the Agreement.  Neither this Amendment nor the Agreement may be further amended or modified, except by a written agreement executed by the duly authorized representatives of the Parties hereto.  Concurrent with this Amendment, the Parties have also entered into that certain PCR Method/Enzyme Patent License Agreement, with an effective date of April 1, 2007, concerning separate subject matter than this Amendment and the Agreement.

II(B)

This Amendment shall only be assignable together with the Agreement and in accordance with the provisions of Article 9 of the Agreement governing assignment thereof.

II(C)

Without limiting the confidentiality obligations contained in the Agreement, Licensee shall maintain the confidentiality of the provisions of this Amendment and shall refrain from disclosing the terms of this Amendment without the prior written consent of ABI, except to the extent such disclosure is required under applicable law or regulation provided that (i) such disclosure is limited to the information that must be so disclosed under applicable law or regulation; and (ii) Licensee notifies ABI of such requirement and the text of the proposed

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disclosure at least (30) days before such proposed disclosure is required or in any event as far in advance of the date of disclosure as is reasonably possible and allows ABI a reasonable opportunity to comment upon, object or seek a protective order or other injunctive relief to prevent or limit such disclosure.  Licensee shall be permitted to issue a press release, reasonably acceptable to ABI, that announces the grant of the license hereunder.  Licensee may disclose the provisions of this Amendment to Michael Finney and John Finney, provided that they shall first have agreed in a writing provided to ABI that they will be bound by the confidentiality terms of this Section II(C) and Licensee provides a copy of any such disclosure to ABI at the time of such disclosure.

II(D)

This Amendment shall be deemed made in the State of California, and it shall be construed and enforced in accordance with the law of the State of California without regard to any choice of law provisions.  The Parties agree that the exclusive jurisdiction and venue for any dispute or controversy arising from this Agreement shall be in the state or federal courts in California.

II(E)

If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law: (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties agree to negotiate in good faith a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.  To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

II(F)

Except where the context otherwise requires, wherever used, the singular shall include the plural and the word “or” is used in the inclusive sense.  The captions and headings of this Amendment are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Amendment or the intent of any provision contained in this Amendment.  Each Party hereto and its counsel have participated fully in the review and negotiation of this Amendment.  Both parties have participated equally in the formation of this Amendment; the language of this Amendment shall not be presumptively construed against either Party.

II(G)

It is expressly agreed that the Parties, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.

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II(H)

The waiver by either Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.  Temporary waiver or forbearance hereunder shall not constitute permanent waiver.

II(I)

This Amendment may be executed (including via facsimile) in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

II(J)

The representations, warranties, covenants, rights and obligations set forth in this Amendment are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any third parties.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Amendment as of the Amendment Date.

BIO-RAD LABORATORIES, INC.	APPLERA CORPORATION, through its APPLIED BIOSYSTEMS GROUP
Date: May 4, 2007	Date: May 4, 2007
By: /s/ Sanford S. Wadler	By: /s/ Mark P. Stevenson
Title: Vice President	Mark P. Stevenson Title: Vice President of Applera Corporation and President, Molecular and Cell Biology Division, Applied Biosystems

MJ RESEARCH, INC. Date: May 4, 2007 By: /s/ Sanford S. Wadler Title: Vice President

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